EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 3/3/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/2/2026	Buy	49,094	38.02
1/6/2026	Buy	70,336	39.41
1/21/2026	Buy	100	41.63
2/5/2026	Buy	5,160	45.90
2/18/2026	Buy	8,008	49.12
2/26/2026	Buy	3,001	55.71
3/2/2026	Buy	374	53.07
3/3/2026	Buy	7,449	49.23